January 28, 2014
Mark Horak
1015 Stuart Circle
Thousand Oaks, CA 91362

Dear Mark,
Redbox is pleased to offer you the position of President of Redbox, reporting directly to Scott Di Valerio, Chief Executive Officer of Outerwall Inc. ("Outerwall"). This letter will serve to confirm our understanding of your acceptance of this position. Please note that all offers of employment are contingent upon successful completion of a pre-employment background check.

Salary

Your compensation will be based on an annual salary of $445,000, less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year). This position is exempt and is therefore not eligible for overtime.

Bonus Program
You will be eligible to participate in Outerwall's 2014 Incentive Plan for Executive Leaders as administered by the Compensation Committee of the Board of Directors (the "Committee"). Your annual bonus opportunity is 70% of eligible earnings during the calendar year. For 2014 your bonus will be annualized with a target of $311,500. The bonus will be based on company performance and performance goals agreed upon by you and our CEO Scott Di Valerio.

Long-Term Incentive Program
You are eligible to participate in Outerwall's Long Term Incentive Plan (LTIP). Your LTIP award is also administered by the Committee and the value of the 2014 LTIP will be approximately $750,000. The LTIP award is summarized as follows:

•
The LTIP will consist of approximately fifty percent (50%) performance-based restricted stock (PBRS) and fifty percent (50%) time-based restricted stock. It is anticipated that the awards will be granted on your date of hire.

•	The number of restricted stock awards will be determined based on the closing price of Outerwall stock (Nasdaq: OUTR) on the date of grant.

•
The terms of the 2014 PBRS award will be consistent with those of other senior executives, and it is expected that the Committee will determine the final terms of the 2014 PBRS awards in February of 2014. It is anticipated that the PBRS award will vest over 3 years, with 65% of the award vesting after 2 years and the remaining 35% of the award vesting after three years.

All equity will be subject to the terms of the Company's 2011 Incentive Plan ("Equity Incentive Plan") and the respective grant and award agreements. The stock grants are subject to Compensation Committee approval and stock availability.
Sign On Bonus

As part of your new hire package, you will receive a sign on bonus of $150,000 to be paid as soon as administratively feasible, and no later than 30 days, following the one year anniversary of your first day of employment. Payment of the sign-on bonus is contingent upon your continued employment through the one year anniversary of your first date of employment.

Benefits
In order to remain competitive, the benefits plans and programs may change from time to time. The following is a partial list of the benefits offered:

•Comprehensive medical, dental and vision benefits
•401(k) Plan with a company match equal to 100% of the first 3% of your deferrals and 50% on each of the next 2%; the company match vests immediately
•Company-paid long-term and short-term disability
•Company Life and Accidental Death & Dismemberment Insurance (1 times annual salary up to $200,000 of coverage)
•Flexible Spending Plan(s) for healthcare and day care
•Tuition Reimbursement Program
•Wellness Reimbursement Program
•Concierge Service
•Great supplemental benefits

You will be eligible for most benefits coverage the 1st of the month following 1 full month of service. You will receive additional information in your Benefits Enrollment Packet which will be sent to your home address prior to your benefits eligibility date.

Duties and Responsibilities
Your basic responsibilities will be as we discussed, however, please understand that Redbox may change your position, duties, and other working conditions from time to time as it deems necessary. Redbox understands and acknowledges that your residence will remain in California.

At-Will Employment
You may terminate your employment with Redbox at any time and for any reason whatsoever simply by notifying Redbox. Likewise, Redbox may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by Outerwall's CEO.

Start Date
Your anticipated Start Date Is March 17, 2014.
Mark, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to our office via fax or email by January 31, 2014. I am confident your employment with Redbox will prove mutually beneficial and look forward to having you join us.

Sincerely,                        Accepted by:

/s/ Raquel Karls             /s/ Mark Horak      Date 1-28-14
Raquel Karls                        Mark Horak
Chief Human Resources Officer